UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2010

MINN-DAK FARMERS COOPERATIVE

(Exact name of Registrant as specified in its charter)

North Dakota	33-94644	23-7222188
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7525 Red River Road Wahpeton, North Dakota		58075
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (701) 642-8411

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    OTHER EVENTS.

On December 3, 2009, as a result of a transaction between Link Acquisition Company LLC (“Link”) (a wholly owned subsidiary of Minn-Dak Farmers Cooperative [the “Company”]) and Wyoming Sugar Company LLC (“WSC”) of Worland, Wyoming, the Company purchased certain assets from WSC. As a result of this transaction the USDA approved the transfer to the Company of all of the Domestic Beet Sugar Allotment that was assigned to WSC.  The transfer was made by the USDA pursuant to the Agricultural Adjustment Act of 1938, as amended, regarding the transfer of beet sugar allocations.

On February 1, 2010 the USDA approved the transfer of a portion of the Company’s Domestic Beet Sugar Allotment, equal to 0.8373168 percent of the Domestic Beet Sugar Allotment, to another beet sugar processor, Wyoming Sugar Growers LLC. The net result of these two transactions is an increase in the Company’s beet sugar allocation for 2009 and later crop years.  For 2009, the Company’s allocation will be increased by approximately 26,750 short tons raw value.

The addition of permanent Domestic Beet Sugar allocation is expected to provide the Company with an improved foundation for the marketing of its refined sugar in future years.

Any statements regarding future market prices, anticipated costs, agricultural results, operating results and other statements that are not historical facts contained in this 8-K report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "plan", "intend", "could", "may", "predict" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks, uncertainties and assumptions, including, without limitation, market factors, the effect of weather and economic conditions, farm and trade policy, the available supply of sugar, available quantity and quality of sugarbeets and other factors detailed elsewhere in this and other Company filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MINN-DAK FARMERS COOPERATIVE

Dated: February 4, 2010	By	/S/ David H. Roche
David H. Roche President and Chief Executive Officer